UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 4
STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP
( ) Check this box if no longer subject to Section 16.
Form 4 or Form 5 obligations may continue. See Instructions 1(b).
1. Name and Address of Reporting Person
   Wheeler, Jack R.
   1000 Urban Center Drive
   Suite 300
   Birmingham, AL  35242
   USA
2. Issuer Name and Ticker or Trading Symbol
   Birmingham Steel Corporation
   BIR
3. IRS or Social Security Number of Reporting Person (Voluntary)
   ###-##-####
4. Statement for Month/Year
   8/31/99
5. If Amendment, Date of Original (Month/Year)

6. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   ( ) Director ( ) 10% Owner (X) Officer (give title below) ( ) Other (specify below)
   Vice President _ Plant Operations
7. Individual or Joint/Group Filing (Check Applicable Line)
   (X) Form filed by One Reporting Person
   ( ) Form filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned                                                 |
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1. Title of Security       |2.    |3.    |4.Securities Acquired (A)         |5.Amount of        |6.Dir |7.Nature of Indirect       |
                           | Transaction |  or Disposed of (D)              |  Securities       |ect   |  Beneficial Ownership     |
                           |      |      |                                  |  Beneficially     |(D)or |                           |
                           |      |    | |                  | A/|           |  Owned at         |Indir |                           |
                           | Date |Code|V|    Amount        | D |    Price  |  End of Month     |ect(I)|                           |
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Common Stock - DRIP        |      |J-1 | |527               |A  |           |12,658             |D     |                           |
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Restricted Stock - SAP 8/31|08/31/|J   | |859               |A  |           |1,859              |D     |                           |
/99                        |99    |    | |                  |   |           |                   |      |                           |
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                           |08/31/|J-1 | |527               |D  |           |                   |      |                           |
                           |99    |    | |                  |   |           |                   |      |                           |
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Restricted Stock           |      |    | |                  |   |           |2,805              |D     |                           |
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Held in 401(k) Plan - 6/30/|      |    |V|.33               |A  |           |84.38              |I     |Held in Trust              |
99                         |      |    | |                  |   |           |                   |      |                           |
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 Table II -- Derivative Securitites Acquired, Disposed of, or Beneficially Owned                                                   |
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1.Title of Derivative |2.Con-  |3.   |4.    |5.Number of De |6.Date Exer|7.Title and Amount  |8.Price|9.Number    |10.|11.Nature of|
  Security            |version |Transaction | rivative Secu |cisable and|  of Underlying     |of Deri|of Deriva   |Dir|Indirect    |
                      |or Exer |     |      | rities Acqui  |Expiration |  Securities        |vative |tive        |ect|Beneficial  |
                      |cise    |     |      | red(A) or Dis |Date(Month/|                    |Secu   |Securities  |(D)|Ownership   |
                      |Price of|     |      | posed of(D)   |Day/Year)  |                    |rity   |Benefi      |or |            |
                      |Deriva- |     |      |               |Date |Expir|                    |       |ficially    |Ind|            |
                      |tive    |     |      |           | A/|Exer-|ation|   Title and Number |       |Owned at    |ire|            |
                      |Secu-   |     |    | |           | D |cisa-|Date |   of Shares        |       |End of      |ct |            |
                      |rity    |Date |Code|V|  Amount   |   |ble  |     |                    |       |Month       |(I)|            |
___________________________________________________________________________________________________________________________________|
Stock Options         |        |     |    | |           |   |     |     |            |       |       |50,000      |   |            |
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Right to Buy          |        |     |    | |           |   |     |     |            |       |       |5,000       |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |10,000      |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |60,000      |   |            |
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                      |        |     |    | |           |   |     |     |            |       |       |            |   |            |
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Explanation of Responses:
J = Acquiring shares under
SAP
J-1= Vesting of restricted stock under
SAP
SIGNATURE OF REPORTING PERSON
**Catherine W. Pecher is the Reporting Agent
DATE
September 9, 1999